October 8, 2009

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC  20549

Re:  Aurum Explorations, Inc.
        Commission File Number 000-53481

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated October 7, 2009 with the following exception:

1.
We are not in a position to agree or disagree that Aurum Explorations, Inc. has appointed the firm of Albert Wong & Co., Certified Public Accountants to serve as registered independent public accountants of the Company for the fiscal year ended July 31, 2009.

Our independent auditor’s report on the financial statements of Aurum Explorations, Inc. for the years ended July 31, 2008 and 2007, and for the period from April 27, 2007 (inception) to July 31, 2008 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Aurum Explorations, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington